Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synopsys, Inc.:

We consent to the use of our reports dated January 12, 2006, with respect to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of October 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2005, and the effectiveness of internal control over financial reporting as of October 31, 2005, incorporated herein by reference.

Our report dated January 12, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of October 31, 2005, expresses our opinion that Synopsys, Inc. did not maintain effective internal control over financial reporting as of October 31, 2005, because of the effect of a material weakness on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that the Company’s processes and procedures did not include adequate management oversight and review of the Company’s income tax accounting practices.

/s/ KPMG LLP
Mountain View, California
June 7, 2006